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EXHIBIT 3.5

CERTIFICATE ELIMINATING REFERENCE TO A
CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF
SERIES B CONVERTIBLE PREFERRED STOCK
OF MIDWAY GAMES INC.

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware

        Midway Games Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the board of directors of the Company (the "Board of Directors") by its Certificate of Incorporation (hereinafter referred to as the "Certificate of Incorporation") and pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, said Board of Directors, by written consent dated May 16, 2003, duly approved and adopted the following resolutions (the "Resolutions"):

          RESOLVED, that none of the authorized shares of the Series B Convertible Preferred Stock, par value $0.01 per share, consisting of 5,512.5 shares (the "Series B Preferred") having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that were set forth in the Certificate of Incorporation as amended by the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of Midway Games Inc., filed with the Secretary of State of Delaware on May 21, 2001 (the "Certificate of Designations"), are outstanding; and be it further

          RESOLVED, that no further shares of Series B Preferred will be issued subject to the Certificate of Designations; and be it further

          RESOLVED, that upon filing of a Certificate Eliminating Reference to a Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of Midway Games Inc., the filing of said Certificate shall have the effect of eliminating from the Certificate of Incorporation all matters set forth in the Certificate of Designations with respect to the Series B Preferred.

Dated: May 28, 2003

MIDWAY GAMES INC.
By:	/s/ DAVID F. ZUCKER Name: David F. Zucker Title: President and Chief Executive Officer

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  EXHIBIT 3.5